BROCKER TECHNOLOGY GROUP LTD

                              FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

BROCKER TECHNOLOGY GROUP LTD

FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


I N D E X


Auditors' Report                                                                Page 2


Consolidated Balance Sheets                                                     Page 3


Consolidated Statements of Earnings                                             Page 4


Consolidated Statements of Retained Earnings                                    Page 5


Consolidated Statements of Movements in Foreign Currency Translation Reserve    Page 5


Consolidated Statements of Cash Flows                                           Page 6


Notes to Consolidated Financial Statements                                      Page 7

Auditors' report to the shareholders

We have audited the consolidated balance sheets of Brocker Technology Group Ltd as at March 31, 2000 and 1999 and the consolidated statements of earnings, retained earnings, foreign currency translation reserve and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at March 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.


Chartered Accountants


____________________________ Auckland, New Zealand
July 27, 2000

BROCKER TECHNOLOGY GROUP LTD
CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2000 AND 1999

                                                       Note        2000               1999
                                                               ------------      ------------
                                                                     $                  $
ASSETS
Current Assets
Cash                                                              8,637,357                --
Accounts receivable                                              19,068,160        22,909,294
Other receivables                                       11        2,266,494         1,435,325
Inventories                                                      20,293,533        15,276,865
Prepaid expenses and deposits                                       154,708           917,009
Income taxes recoverable                                            791,212           554,538
Future tax assets                                       10          778,661           366,172
                                                               ------------      ------------
                                                                 51,990,125        41,459,203

Deferred Development Costs                               5        1,593,621         1,252,368

Capital Assets                                           4        5,307,852         5,551,068

Investment in Associated Company                         6          833,000           604,433

Goodwill (Net of accumulated amortisation
of $1,312,810 ($1,036,327; 1999))                                 1,803,957         1,876,325
                                                               ------------      ------------
                                                               $ 61,528,555      $ 50,743,397
                                                               ============      ============

LIABILITIES
Current Liabilities
Bank Overdraft                                                           --            55,433
Accounts payable                                                 26,467,639        36,648,724
Accrued liabilities                                               3,824,673         1,596,241
Income taxes payable                                                430,910                --
Financing facility                                       8        7,502,880         3,213,122
Current portion of long-term debt                        8          203,531           220,028
                                                               ------------      ------------
                                                                 38,429,633        41,733,548

Long-Term Debt                                           8        1,872,229         2,284,578

Future Tax Liability                                    10           85,077            55,902
                                                               ------------      ------------
                                                                 40,386,939        44,074,028

SHAREHOLDERS' EQUITY
Share Capital                                            9       21,762,070         5,761,721
Foreign Currency Translation Reserve                             (1,745,415)         (799,084)
Retained Earnings                                                 1,124,961         1,706,732
                                                               ------------      ------------
                                                                 21,141,616         6,669,369
                                                               ------------      ------------

Commitments                                             16
Contingencies                                           17
Subsequent Events                                       18
                                                               $ 61,528,555      $ 50,743,397
                                                               ============      ============

Signed on behalf of the Board

(Signed)  "Richard Justice"                     (Signed) "Andrew J. Chamberlain"
---------------------------                     --------------------------------
Director                                        Director

Date: July 27, 2000

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                                           Note               2000              1999
                                                                               $                  $

Revenue
Sales                                                                 136,322,933        133,302,640

Cost of Goods Sold                                                    118,934,768        115,611,548
                                                                    -------------      -------------

Gross Margin                                                           17,388,165         17,691,092
                                                                    -------------      -------------

Operating Expenses

Depreciation and amortisation                                           1,782,483          2,010,703
Net interest expense                                          8         1,122,586          1,409,187
Salaries and commissions                                                8,904,799          6,348,910
Other operating expenses                                                5,926,969          7,043,157
                                                                    -------------      -------------


Total operating expenses                                               17,736,837         16,811,957
                                                                    -------------      -------------


Operating (Loss)/Income                                                  (348,672)           879,135


Equity accounted losses of associated company                 6            83,180             91,330
                                                                    -------------      -------------

(Loss)/Income before Income Tax Provision                                (431,852)           787,805


Income Tax Provision                                         10            (2,824)           272,991
                                                                    -------------      -------------


Net (Loss)/Earnings for the year                                    $    (429,028)     $     514,814
                                                                    =============      =============


Earnings Per Common Share                                9 (d)      $       (0.04)     $        0.03
                                                                    =============      =============

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


                                                         2000              1999
                                                           $                 $

Retained Earnings, Beginning of the year            1,706,732         1,355,240

Net (Loss)/Earnings for the year                     (429,028)          514,814

Preferred dividends paid                             (152,743)         (163,322)
                                                  -----------       -----------

Retained Earnings, End of the year                $ 1,124,961       $ 1,706,732
                                                  ===========       ===========





BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF MOVEMENTS IN FOREIGN CURRENCY TRANSLATION RESERVE

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


                                                        2000               1999
                                                         $                  $

Beginning of the year                               (799,084)          (881,364)

Difference arising on the translation
    of foreign operations                           (946,331)            82,280
                                                 -----------        -----------

End of the year                                  $(1,745,415)       $  (799,084)
                                                 ===========        ===========


See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED CASH FLOW STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


                                                                     Note         2000               1999
                                                                                    $                  $

Cash flows from operating activities

Receipts from customers                                                       138,510,831        124,528,860
Payments to suppliers and employees                                          (142,616,495)      (119,790,928)
Interest paid                                                                  (1,122,586)        (1,338,547)
Taxation paid                                                                    (254,202)          (417,742)
                                                                            -------------      -------------

Cash flows from operating activities                                 14        (5,482,452)         2,981,643

Cash flows from investing activities

Proceeds from the sale of capital assets                                           44,750             51,597
Purchase of capital assets                                                     (1,086,880)        (4,673,881)
Investment in associated company                                                 (356,354)          (428,440)
Purchase of subsidiaries                                                          (33,831)          (412,566)
                                                                            -------------      -------------

Cash flows from investing activities                                           (1,432,315)        (5,463,290)

Cash flows from financing activities


Proceeds from shares and warrants issued                                       15,738,616                 --
Proceeds from share options exercised                                             261,600             29,500
Proceeds from mortgage finance raised                                                  --          2,428,692
Repayment of mortgage finance                                                    (244,006)           (70,745)
Payment of dividend on preferred shares                                          (152,743)          (163,322)
                                                                            -------------      -------------


Cash flows from financing activities                                           15,603,467          2,224,125
                                                                            -------------      -------------

Net increase / (decrease) in cash equivalents                                   8,688,700           (257,522)



Cash / (Overdraft) at Beginning of the year                                       (55,433)           205,365


Translation of cash equivalents to reporting currency                               4,090             (3,276)
                                                                            -------------      -------------



Cash/(Overdraft) at End of the year                                         $   8,637,357      $     (55,433)
                                                                            =============      =============

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


1.   BASIS OF PRESENTATION

a)   General

     Brocker Technology Group Ltd, ("the Company"), was incorporated under the Business Corporation Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994.

     On February 28, 1998 the Company transferred its listing to the Toronto Stock Exchange.

     These financial statements have been prepared in accordance with the generally accepted accounting principles of Canada.

b)   Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.   SIGNIFICANT ACCOUNTING POLICIES

     a)   Principles of Consolidation

          The consolidated financial statements include the financial statements of the Company and all of its subsidiary companies since the dates of their acquisition. Its wholly owned subsidiaries, are as follows:

               Brocker Technology Group (NZ) Limited (formerly Brocker
                    Investments (NZ) Limited)
               Brocker Investments (Australia) Pty Limited
               Brocker Financial Limited
               Sealcorp Computer Products Limited
               Sealcorp Telecommunications Group Limited
               Sealcorp Australia Pty Limited
               Easy PC Computer Rentals Limited
               Image Craft Limited
               Image Craft Australia Pty Limited (formerly Parilott Pty Limited) Industrial Communications Service Limited
               Photo Magic Limited
               Powercall Technologies Limited
               Pritech Corporation Limited
               Pritech Australia Pty Limited
               1 World Systems Limited (formerly Microchannel Limited)
               Tech Support Limited

          During  1998  Brocker   Technology  Group  Ltd  took  a  20%  founding
          shareholding in Highway Technologies Limited. This investment has been recorded using the equity method.

          As at March 31, 2000 the operations of Image Craft Limited, Northmark Technologies Limited and Photo Magic Limited were amalgamated with Brocker Technology Group (NZ) Limited.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     b)   Goodwill

          The excess of cost over the fair value of identifiable net assets of subsidiaries acquired is recorded as goodwill and is amortised on a straight-line basis over its estimated useful life, considered to be three to ten years. On an ongoing basis, management reviews the valuation and amortisation of goodwill taking into consideration any events and circumstances which might have impaired the fair value.

          Where an acquisition price is contingent on a future event or events, no additional goodwill is recognised until the final acquisition price can be reasonably determined.


     c)   Foreign Currency

          Foreign currency transactions are recorded at the exchange rates in effect at the date of settlement. Monetary assets and liabilities arising from trading are translated at closing rates. Gains and losses due to currency fluctuations on these items are included in the statement of earnings.

          The financial statements of foreign operations are translated to Canadian dollars using weighted average exchange rates for the year for items included in the statement of earnings, year end rates for assets and liabilities included in the balance sheet and historical rates for equity transactions. The cumulative translation adjustment represents the deferred foreign exchange gain or loss on the translation of the financial statements.

          The following rates were used in the preparation of the financial statements:

          New Zealand dollar          Average rate          Rate at March 31

          2000                        0.7565                0.7238
          1999                        0.7862                0.7976

          Australian dollar           Average rate          Rate at March 31

          2000                        0.9436                0.8903
          1999                        0.9318                0.9455

     d)   Inventories

          Inventories principally comprise finished goods and are carried at the lower of cost and net realisable value. Cost is determined on a weighted average or first in first out basis.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     e)   Capital Assets

          Capital assets are recorded at cost. Depreciation is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following rates:

               Land                                                    0%
               Buildings                                               2%
               Office equipment                                       20%
               Vehicles                                        20 and 26%
               Furniture and fixtures                                 20%
               Computer hardware                                20 to 30%
               Computer software                                30 to 40%
               Plant and Equipment                              20 to 26%
               Leasehold improvements                        1 to 4 years
               Computer hardware held for rental             2 to 3 years

     f)   Revenue recognition

          The Company earns substantially all of its revenue from the sale and delivery of products to its customers. Revenue is recorded when the products are shipped to customers.

     g)   Research and development expenditures

          Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortisation. Deferred development costs are amortised over the expected life of the developed product, currently a maximum of three years.

     h)   Future Income Taxes

          Income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognised in income in the period that substantive enactment or enactment occurs.

          Change in Accounting Policy

          In December 1997, the Canadian Institute of Chartered Accountants issued Handbook Section 3465, Income Taxes. The standard required a change from the deferred method of accounting for income taxed under Handbook Section 3470, Corporate Income Taxes, to the asset and liability method of accounting for income taxes.

          The Company has adopted Section 3465 retroactively with a minor reclassification of the 1999 balance sheet comparative figures. The adoption of Section 3465 has had no impact on the earnings for the year ended March 31, 2000.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)


     i)   Earnings Per Share

          Earnings per share have been calculated based on the weighted average number of common shares outstanding. The fully diluted earnings per share have been calculated based on the assumption that all options would have been exercised.

          In both cases, common shares to be issued, or held in escrow, in respect of the settlement of earn-out consideration in relation to acquisitions are only taken into account in the calculation of earnings per share once the number of shares can be reasonably determined.

     j)   Stock options

          The Company has a stock  option plan.  When stock  options are issued, the value of the options is not determined or recorded. Any consideration received on the exercise of stock options is credited to share capital.

     k)   Cash and cash equivalents

          Cash and cash equivalents consist of cash on hand and balances with banks, and investments in money market instruments. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

3.   ACQUISITIONS

     2000 Acquisitions

     On August 1, 1999 Brocker Technology Group (NZ) Limited acquired Tech Support Limited for a total cash consideration of $33,831 (NZ$45,000). Tech Support Limited offers technical support and advice to a wide range of customers in Auckland, New Zealand.

     No additional amounts are payable in respect to this acquisition. The purchase price may, however, be reduced in the event certain warranties made by the Vendors do not eventuate.

     The acquisition has been accounted for using the purchase method. Net assets acquired and consideration paid are as follows:

                                                              2000
                                                                 $
     Net current assets                                     37,470
     Capital assets                                          9,555
     Net current liabilities                               (22,822)
     Goodwill attributed                                     9,628
                                                           -------
     Consideration paid                                     33,831
                                                           =======

--------------------------------------------------------------------------------
     1999 Acquisitions

     Pritech Corporation Limited

     On May 15, 1998 Brocker Technology Group (NZ) Limited acquired Pritech Corporation Limited ("Pritech") for an initial cash consideration of $207,609 (NZ$265,620). Pritech is principally involved with software consultation and knowledge management. Pritech is a Lotus Premium Partner whose target market is enterprise and government customers in New Zealand and Australia.

     The maximum purchase price payable is based on the profit earned by the company for the year ended September 30, 1998 at a four times multiple. Additional consideration, however, is only payable based on the cash earned, as defined, by Pritech for the years ended September 30, 1999 to 2000, being the earn out period. That is the maximum price must be subsequently earned by Pritech, during the earn out period, before it is payable.

     Any additional consideration will be satisfied by the issue of common shares which will be held in escrow until the earn out criteria are met.

     This acquisition was accounted for using the purchase method. Net assets acquired and consideration paid were as follows:

                                                         1999
                                                            $
     Net current assets                               472,515
     Capital assets                                    51,987
     Net current liabilities                         (316,893)
     Goodwill attributed                                   --
                                                    ---------
     Consideration paid                               207,609
                                                    =========

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


3.   ACQUISITIONS (Continued)

     1999 Acquisitions (Continued)

     ---------------------------------------------------------------------------
     1 World Systems Limited (formerly Microchannel Limited)

     On June 16, 1998 Brocker Technology Group (NZ) Limited acquired 1 World Systems Limited ("1 World") for an initial consideration of $81,091 (NZ$103,750). 1 World is principally involved with the distribution, implementation and support of accounting software.

     The maximum purchase price payable is based on the profit earned by 1 World for the year ended March 31, 1999 at a four times multiple. Additional consideration, however, is only payable based on the cash earned, as defined, by 1 World for the years ended March 31, 2000 to 2001, being the earn out period. That is the maximum price must be subsequently earned by 1 World, during the earn out period, before it is payable.

     Any additional consideration will be satisfied by the issue of common shares which will be held in escrow until the earn out criteria are met.

     This acquisition was accounted for using the purchase method. Net assets acquired and consideration paid were as follows:

                                                                  1999
                                                                     $
              Net current assets                               281,790
              Capital assets                                    43,341
              Net current liabilities                         (182,365)
              Term liabilities                                 (61,675)
              Goodwill attributed                                    -
                                                              --------
              Consideration paid                                81,091
                                                              ========

     Additional future consideration will be added to goodwill when it becomes determinable. Additional goodwill of $207,411 has been recognised in respect of shares determined to be issuable as at March 31, 2000.

     ---------------------------------------------------------------------------

     QSoft Pty Limited

     On February 8, 1999 Sealcorp Australia acquired the net assets of QSoft Pty Limited ("Qsoft") for a cash consideration of $142,170 (AUD$150,000). QSoft is a Software Distribution company based in Brisbane Australia.

     The net assets acquired were valued at their fair value, and as a result no goodwill arose on acquisition.

     ---------------------------------------------------------------------------

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

3    ACQUISITIONS (Continued)


     Motorola Service Contract

     During March 1999 Industrial Communications Service Limited acquired the net assets of a division of Hart Candy in order to fulfil the requirements of the Motorola Service contract awarded to the company.

     This acquisition was accounted for using the purchase method. Net assets acquired and consideration paid were as follows:

                                                                   1999
                                                                      $
          Net current assets                                      8,774
          Capital assets                                         55,677
          Net current liabilities                               (16,595)
          Goodwill attributed                                    47,856
                                                                -------
          Consideration paid                                     95,712
                                                                =======

     ---------------------------------------------------------------------------

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

4.   CAPITAL ASSETS                                   2000
                                      -------------------------------------
                                         Cost     Accumulated        Net Book
                                                 Depreciation           Value

     Land (Note 8a)                   564,564              --         564,564

     Buildings (Note 8a)            2,559,064         110,494       2,448,570

     Office equipment
     - leased                           1,918             782           1,136
     - non-leased                     448,460         258,070         190,390

     Vehicles
     - non-leased                      99,096          59,655          39,441

     Furniture and fixtures
     - non-leased                     424,424         223,068         201,356

     Computer hardware
     -leased                           34,163          21,010          13,153
     -non leased                    1,666,874         962,961         703,913
     -held for rental               1,220,305         850,910         369,395


     Computer software                774,687         172,898         601,789

     Plant and Equipment              290,917         183,381         107,536

     Leasehold improvements           103,493          36,884          66,609
                                    ---------       ---------       ---------

                                    8,187,965       2,880,113       5,307,852
                                    =========       =========       =========

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


4.       CAPITAL ASSETS (Continued)
                                                      1999
                                   --------------------------------------------
                                         Cost      Accumulated         Net Book
                                                  Depreciation          Value

     Land (Note 8a)                   622,128               --          622,128

     Buildings (Note 8a)            2,684,411           37,860        2,646,551

     Office equipment
     - leased                          72,260           31,036           41,224
     - non-leased                     368,147          184,704          183,443

     Vehicles
     - leased                         105,285           69,380           35,905
     - non-leased                     107,222           45,302           61,920

     Furniture and fixtures
     - leased                          37,456            8,317           29,139
     - non-leased                     464,038          172,221          291,817

     Computer hardware
     - non-leased                   1,750,998          901,607          849,391
     - held for rental                830,688          369,218          461,470

     Computer software                156,292           88,467           67,825

     Plant and Equipment              316,838          161,297          155,541

     Leasehold improvements           147,402           42,688          104,714
                                   --------------------------------------------
                                   $7,663,165       $2,112,097       $5,551,068
                                   ============================================


5.   DEFERRED DEVELOPMENT COSTS

                                                                         2000            1999
                                                                            $               $

     Development costs deferred as at March 31,                     1,252,368         521,428


     Development costs deferred during the year ended March 31        841,771         883,295
                                                                   ----------      ----------
                                                                    2,094,139       1,404,723

     Amortised as at March 31,                                       (500,518)       (152,355)
                                                                   ----------      ----------

     Development costs deferred as at March, 31                     1,593,621       1,252,368
                                                                   ==========      ==========

     Development costs deferred principally relate to the development of software applications.

     Management has reviewed the status of the projects to which deferred development costs relate and are satisfied that the recovery of such costs is reasonably assured. However the eventual recovery of these costs is ultimately dependent on actual sales volumes being achieved in subsequent periods and as such recovery is not certain.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

6.   INVESTMENTS

     INVESTMENT IN ASSOCIATED COMPANY

     During 1998 Brocker Technology Group (NZ) Limited took a 20% founding shareholding in Highway Technologies Limited. This company has developed new technology capable of providing transport and highway management, operation and funding solutions. The Board of Highway Technologies Limited has identified other sources of revenue in order to reduce the amount owing to Brocker Technology Group Limited. These sources include the provision of financial and technical consulting services to parties external to the Group.

     In addition to the investment, Brocker Technology Group (NZ) Limited has entered an agreement to loan Highway Technologies Limited funds during the company's establishment phase up to a maximum of $1,085,700. Interest is payable on these funds at 30% per annum. As at March 31, 2000 amounts advanced to Highway Technologies Limited amounted to $1,001,270 ($689,523,
     1999). No interest has been recorded on the loan for the current year (nil,
     1999).

                                                                   2000            1999
     Carrying value of investment                                     $               $

     Initial cost of investment                                  87,366          87,366
     Amounts owing from associate                             1,001,270         689,523
     Equity accounted losses to date                           (255,636)       (172,456)
                                                             ----------      ----------

                                                                833,000         604,433
                                                             ==========      ==========

     The financial position of Highway Technologies Limited as at March 31, is represented as follows:

     Net Current Assets*                                            127           3,718
     Net Current Liabilities (including amounts owing to
     Brocker Technology Group Limited inclusive
     of accrued interest)                                    (1,124,060)       (803,523)
                                                             ----------      ----------

     Net Liabilities                                         (1,123,933)       (799,805)
                                                             ==========      ==========

     * All research and development expenditure has been expensed.

     Management has assessed the recoverability of the funding loan to Highway Technologies Limited, which is ultimately dependent on the future revenue stream of the software technology under development and the revenue stream from consultancy services, and are satisfied on the basis of the current status of the projects concerned that no impairment provision is required as at March 31, 2000. Management will continue to assess the need for an impairment provision in light of the actual revenues generated.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


7.   RENTAL FINANCE LIABILITY

     Easy PC Computer Rentals Limited,  a subsidiary of Brocker Technology Group
     (NZ) Limited, acts as an intermediary between an independent finance company, which arranges finance for the purchase of equipment, and its customers.

     During March 1999 Easy PC Computer Rentals Limited renegotiated its Rental Recourse Dealer Deed, with the independent finance company, to ensure that all significant risk of recourse from the individual finance agreements was transferred to the independent finance company. Due to the renegotiation the Group risk of recourse as at March 31, 2000 is limited to $109,364 ($167,245, 1999).


     During 2000 arrangements were agreed with the independent finance company to ensure all subsequent agreements had no recourse.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


8.   INDEBTEDNESS

                                                                           2000             1999
                                                                              $                $

     a)   Long Term Debt

             Mortgage finance liability, payable in New Zealand       1,975,527        2,357,142
             Dollars, with a current interest rate of 7.66%,
             Collateralised by land and buildings situated
             at 17 Kahika Road, Beachaven, Auckland,
             payable over 10 Years

             Less:  Current portion                                    (171,561)        (183,352)
                                                                    -----------      -----------


                                                                      1,803,966        2,173,790

             Capital lease obligations payable in New
             Zealand dollars, with interest rates ranging from
             6.6% to 14.5% per annum, collateralised by related
             assets, payable over 1 to 3 years                           49,567           91,632

             Less:  Current portion                                     (31,970)         (36,676)
                                                                    -----------      -----------

             Capital lease obligations payable over 1 year               17,597           54,956

             Unsecured Term Liability, repayable in NZ$                  50,666           55,832
                                                                    -----------      -----------

                                                                    $ 1,872,229      $ 2,284,578
                                                                    ===========      ===========

          The total interest expense for the year in relation to long term debt, was $158,104 ($258,957, 1999).

          Capital lease obligations are repayable as follows:

                      2000                                                   --           36,676
                      2001                                               31,970           36,821
                      2002                                               17,597           18,135
                                                                    -----------      -----------

                                                                    $    49,567      $    91,632
                                                                    ===========      ===========



     b)   Mortgage Finance Liability                                $ 1,975,527      $ 2,357,142
                                                                    ===========      ===========

          On October 1,1998 Brocker  Technology Group (NZ) Limited purchased new premises in Auckland,  New Zealand.  The purchase  price of $2,460,920
          (NZ$3,400,000)   was  financed  by  mortgage   finance  of  $2,203,971
          (NZ$3,045,000).  As at March 31, 2000 the amount remaining outstanding was $1,975,527, (1999, $2,357,142) and is repayable as follows:

                                                                           2000             1999
                                                                              $                $

          In less than 1 year                                           171,561          183,352
          1 to 2 years                                                  185,174          196,080
          2 to 3 years                                                  199,867          209,691
          3 to 4 years                                                  215,726          224,247
          4 to 5 year                                                   232,844          239,813
          5 years and over                                              970,355        1,303,959
                                                                    -----------      -----------
                                                                      1,975,527        2,357,142
                                                                    ===========      ===========

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

8.   INDEBTEDNESS (Continued)

     c)   Financing Facility                                         $7,502,880       $3,213,122
                                                                     ==========        =========

          During the year ended March 31, 2000 Sealcorp Computer Products Limited, Sealcorp Telecommunications Group Limited and Sealcorp Australia Pty Limited (all subsidiaries of the company) have successfully renegotiated their financing arrangements. A new NZ$20 million financing facility, secured by a registered first debenture on the assets and undertakings of these companies, replaces the previous facility of similar terms, which was terminated during the period. The current interest rate on this facility is 6.65%.

9.   SHARE CAPITAL

     a)   Authorised

               Unlimited number of common shares
               Unlimited number of Preferred Shares
               10,000,000 Series A Preferred Shares
                   6 1/2% cumulative

          Issued and outstanding                                           2000             1999
                                                                              $                $

               Common shares                                          7,428,680        3,353,490
               Series A Preferred                                            --        2,450,000
               Warrants Issued                                       16,110,000               --
               Shares to be issued                                      359,441               --



               Less:  Share issue costs                              (2,136,051)         (41,769)
                                                                   ------------       -----------

                                                                    $21,762,070       $5,761,721
                                                                    ===========       ==========


          As at March 31, 2000 963,902 shares were being held in escrow pursuant to Escrow Agreements which provide for the release of such shares on a performance basis. In the prior year 963,602 shares were held in escrow.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


9.   SHARE CAPITAL

     b)   Share Transactions

                                                            2000                                1999
                  Common Shares                      Shares            Amount            Shares            Amount
                                               ------------      ------------      ------------      ------------
          Shares outstanding  - at March
          31,                                    12,125,854         4,937,365        11,704,554         4,214,324

          Issue of shares for acquisition
          of 1 World Systems Ltd (formerly
          Microchannel Ltd)                          46,337            81,090                --                --

          Issue of shares for acquisition
          of Powercall Technologies
          Limited (Note (ii))                            --                --           284,733           498,283

          Issue of shares for acquisition
          of Easy PC Computer Rentals
          Limited (Note (iii))                           --                --           111,567           195,258

          Conversion of Preference shares         1,884,613         2,450,000                --                --

          Exercise of share warrants                     --                --            25,000            29,500

          Exercise of stock options                 177,000           261,600                --                --

          Shares issued pursuant to July          1,000,000         1,070,000                --                --
          private placement

          Other shares issued                        25,000           212,500                --                --
                                               ------------      ------------      ------------      ------------

          Shares issued - at March 31,           15,258,804         9,012,555        12,125,854         4,937,365

          Acquisition shares held in
          escrow (Note (i) and (iii))              (963,602)       (1,583,875)         (963,602)       (1,583,875)
                                               ------------      ------------      ------------      ------------

          Shares outstanding - at March
          31,                                    14,295,202         7,428,680        11,162,252         3,353,490

          Shares issueable in relation to
          Warrants (Note 9(b))                    3,780,000        16,110,000                --                --
                                               ------------      ------------      ------------      ------------

          Shares and warrants outstanding
          - at March 31,                         18,075,202      $ 23,538,680        11,162,252      $  3,353,490
                                               ============      ============      ============      ============

          (i) During 1998 share script was issued in respect of the acquisition of Industrial Communications Service Limited. These shares (760,500) are currently held in escrow and are only released as earn-out provisions are achieved. As at March 31, 2000 no earn-out amounts have been determined, resulting in a prescribed value of nil.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

9.   SHARE CAPITAL (Continued)

     b)   Share Transactions (Continued)

          (ii) During 1999 shares were issued, at $1.75, in relation to the acquisition of Powercall Technologies Limited in respect to earn-out targets that were achieved.

               As at March 31, 2000 186,317 of these shares were being held in escrow.

         (iii) During 1999 additional shares were issued, at $1.75 in relation to the acquisition of Easy PC Computer Rentals Limited in respect to earn-out targets that were achieved.


               As at March 31, 2000 16,785 of these shares were being held in escrow.

          (iv) During the year 46,337 shares were issued at $1.75 in relation to the acquisition of 1 World Systems Limited

                                                         2000                             1999
          Preferred Shares                       Shares          Amount          Shares          Amount

          Series A shares outstanding at
          March 31,                           2,450,000       2,450,000       2,450,000      2,450,000


          Converted to Common Shares         (2,450,000)     (2,450,000)             --             --

                                             ---------------------------------------------------------

          Series A shares outstanding at
          March 31,                                  --              --       2,450,000     $2,450,000
                                             =========================================================

               In 1995 the Company acquired Brocker Investment (NZ) Limited and a liability was established in the accounts for the purchase consideration. In 1996 the liability was satisfied by the issuance of Series A preferred shares.

          During the year 2,450,000 shares were converted to common shares.

          During the year a dividend was paid at 6.5% of preferred shares outstanding at September 30, 1999.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

9.   SHARE CAPITAL (Continued)

     b)  Share Transactions (Continued)

         Warrants

                                                                  2000
               Warrants outstanding at March 31,           Number         Amount

               First Special Warrants                   1,800,000      4,860,000
               Second Special Warrants                  1,800,000     11,250,000
               Other Warrants                           1,000,000             --
               Agents Warrants                            486,000             --
               Agents Options                             228,400             --
                                                        ---------     ----------

                                                        5,314,400     16,110,000
                                                        =========     ==========

               The first private placement occurred on December 15, 1999 and consisted of the issuance of 1,800,000 Special Warrants (the "First Special Warrants") at a price of $2.70 per First Special Warrant. This entitled the holder thereof to acquire one Common Share and one Half Warrant, at no additional cost, at any time until 4:00 p.m. (Edmonton time) (the "First Expiry Time") on the earlier of:

                    (i) five days after the date the Company receives a receipt from the Alberta Securities Commission for the filing of a prospectus; and

                    (ii) December 15, 2000.

               Two Half Warrants entitle the holder thereof to purchase one additional Common Share at a price of $3.15 per Common Share on or before June 15, 2001.

               The First Special Warrants will be deemed to have been exercised at the First Expiry Time .

               The second private placement of Special Warrants occurred on January 21, 2000 and consisted of the issuance of 1,800,000 Special Warrants (the "Second Special Warrants") at a price of $6.25 per Second Special Warrant. Each Second Special Warrant entitles the holder thereof to acquire 1.1 Common Shares, at no additional cost, at any time until 4:00 p.m. (Edmonton time) (the "Second Expiry Time") on the earlier of:

                    (i) the fifth day following the date upon which a receipt for the final prospectus is issued by the securities commission in each of the provinces of Alberta, British Columbia and Ontario (the "Filing Provinces"); and

                    (ii) January  21,  2001,  subject to  adjustment  in certain events.

               Any Second Special Warrant not exercised prior to the Second Expiry Time shall be deemed to have been exercised at the Second Expiry Time.

               Other warrants were created as part of the private placement that was undertaken in June 1999. These warrants entitles the holder thereof to acquire 1,000,000 Common Shares, at the cost of $1.25 per Common Share, and expire on January 16, 2002.

               In addition to the fee paid in connection with the offering of the First Special Warrants, the Company also granted Finders' Warrants to acquire 486,000 Common Shares at a price of $3.15 per share on or before June 15, 2001.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

9.   Share Transactions (Continued)

          Warrants (Continued)

          In addition to the Agent's and Sub-Agents', fee, the Company has also granted to the Agent an option entitling the Agent to acquire a further option exercisable to acquire in the aggregate 200,000 Common Shares of the Company at a price of $6.25 per Common Share until January 21, 2002, and granted to the Sub-Agents an option to acquire an aggregate of 28,400 Common Shares at a price of $6.25 per share until January 21, 2002.

          As at March 31, 2000 no Agents Warrants or Options had been exercised.


          Shares to be issued

          At March 31, 2000 there were 103,422 shares due to be issued in relation to the earn out of Powercall Technologies Limited. These shares have been valued $1.47 being the market value of these shares as at June 30, 1999 being the date the conditions for their issue were met.

          Also at March 31, 2000 there were 17,652 shares due to be issued in relation to the earn out of 1World Systems Limited. These shares have been valued at $11.75, being the market value of these shares as at March 31, 2000 being the date the conditions for their issue were met.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

9.   SHARE CAPITAL (Continued)

     c)   Unexercised Options

                                                         2000                      1999

          Options outstanding at March 31,        889,000      $1.56        769,000      1.57

          Granted                                 696,000      $6.36        120,000     $1.50

          Exercised                              (177,000)     $1.48             --        --

          Forfeited                               (90,000)     $1.46             --        --
                                               ----------------------------------------------

          Options outstanding at March 31,      1,318,000      $4.11        889,000     $1.56
                                               ==============================================

          As at March 31, 2000 all outstanding options are able to be exercised.

          Options held by the Directors of the Company (387,000, 1999) are as follows:

          ------------------------------------------------------
           Number of options     Exercise price     Expiry date
          ------------------------------------------------------
           350,000                     $11.25        02/29/05
          ------------------------------------------------------
           145,000                      $1.18        01/12/01
          ------------------------------------------------------
            57,000                      $1.31        01/12/01
          ------------------------------------------------------
            30,000                      $1.90        11/20/02
          ------------------------------------------------------
            50,000                      $1.50        11/30/03
          ------------------------------------------------------
           118,000                      $1.41        07/02/04
          ------------------------------------------------------

          Options are held by employees of the Group as follows (502,000-1999):

          ------------------------------------------------------
           Number of options     Exercise price     Expiry date
          ------------------------------------------------------
           228,000                        $1.41      07/02/04
          ------------------------------------------------------
           300,000                        $1.90      11/20/02
          ------------------------------------------------------
            40,000                        $1.18      01/12/01
          ------------------------------------------------------

          There are no criteria that need to be met before the Options can be exercised by the holder. Options are forfeited in the event the holder ceases to be a Director or employee of the Company or one of its subsidiaries.

     d)   Earnings Per Common Share

          Earnings per share has been calculated on the basis of the weighted average number of common shares outstanding for the year. Net income has been adjusted for dividends paid on preferred shares of $152,743 ($163,322, 1999).

                                                              2000         1999
          ----------------------------------------------------------------------

          Weighted average number of shares             13,756,593   11,012,887

          Net (loss)/income attributable to
          shareholders after deduction of preference      (581,771)     351,492
          dividends

          Basic (loss)/earnings per share                   ($0.04)       $0.03
          ----------------------------------------------------------------------

          For the current, and previous, financial year the effect on earnings per share of the exercise of outstanding options and conversion of preferred shares, for the calculation of fully diluted earnings per share, is anti-dilutive.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


10.  INCOME TAX

     Income tax expense attributable to income from earnings was $(2,824) and $272,991 for the years ended March 31, 2000 and 1999, respectively, and differed from the amounts computed by applying the Canadian income tax rate of 44.6% to pretax income from continuing operations as a result of the following:


                                                                      2000          1999
                                                                         $             $
          Expected income tax expense calculated at the
          Statutory Rate on Earnings before Taxation              (192,606)      346,635

          Income tax expense

             Amortisation of goodwill                              123,311       114,487
             Adjustment for foreign tax rates                       41,322      (109,765)
             Other                                                  25,149       (78,366)
                                                                  --------      --------


                                                                    (2,824)      272,991
                                                                  ========      ========

          Total income tax expense is made up of:

          Current taxation expense                                  17,775       180,380
          Future taxation expense                                  (20,599)       92,611
                                                                  --------      --------

                                                                    (2,824)      272,991
                                                                  ========      ========

     The significant components of future income tax expense attributable to income from continuing operations for the years ended March 31, 2000 and 1999 are as follows:


          Future tax expense (exclusive of the effects of
          other components below)                                  (20,599)       92,611


             Adjustments to future tax assets and
             liabilities for enacted changes in laws and
             rates                                                      --            --

             Increase (decrease) in beginning-of-the-year
             balance of the valuation allowance for future
             tax assets                                                 --            --
                                                                  --------      --------

                                                                   (20,599)       92,611
                                                                  ========      ========

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


10.  INCOME TAX (Continued)

     The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at March 31, 2000 and 1999 are presented below.

                                                                        2000             1999
                                                                         $                $
          Future tax assets:
               Accounts receivable principally due to
               allowance for doubtful accounts                        77,436           99,596

               Inventories, principally due to allowance for
               obsolescence                                          136,695           93,277

               Compensated absences, principally due to
               accrual for financial reporting purposes              205,935          157,570


               Share issue costs                                     952,679               --


               Net operating loss carryforwards                      345,291               --


               Other                                                  13,304           15,729
                                                                 -----------      -----------

          Total gross future tax assets                            1,731,340          366,172

          Less valuation allowance                                  (952,679)              --
                                                                 -----------      -----------

          Net future tax assets                                      778,661          366,172
                                                                 ===========      ===========


          Future tax liabilities:
          Plant and equipment, due to differences in
          depreciation                                               (85,077)         (55,902)
                                                                 -----------      -----------

          Total future tax liability                             $   (85,077)     $   (55,902)
                                                                 ===========      ===========

     In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Management considers the scheduled reversal of future tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the future tax asset, the Company will need to generate future taxable income. Based upon the level of historical taxable income and projections for future taxable income over the periods which the future tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible assets. The amount of the future tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     At March 31, 2000, the Company has operating losses which are available to offset future taxable income, in New Zealand, subject to minimum continuity of shareholding tests.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

11.  RELATED PARTY TRANSACTIONS

     a) During the year, the Group provided an interest free short-term advance to the Chief Executive Officer of the Company. The balance outstanding at March 31, 2000 was $4,230 ($4,663, 1999). This balance is included in other receivables.

     b) The Chief Executive Officer of the Company, as at March 31, 2000, held no (923,453, 1999) preferred shares on which a dividend of $60,024 ($60,783 1999 ) was paid during the year. All preferred shares previously held were converted to 710,348 common shares during the period.

     c) Directors of the Company have exercised stock options. The funds required to exercise these options have been loaned to the Directors by Brocker Technology Group (NZ) Limited.

          As at March 31, 2000 the amount  outstanding  was $540,115  ($749,375,
          1999). The current market value of the shares, held as security over these loans is in excess of $3.8 million ($1.6 million, 1999). Interest of $17,066 ($16,692, 1999) was charged during the year. This balance is included in other receivables. The maximum amount outstanding during the year in respect of these loans was $749,375.


          The loan to each Director is repayable on demand or within 30 days of the individual ceasing to be a Director of the Company or one of its subsidiaries. The beneficial ownership of the shares are held as security over the loan, and the Company retains the right to either sell or cancel the shares to settle any outstanding amounts and the employee may not sell or transfer the shares prior to settlement of the amounts outstanding.

          All loans to directors and officers of the company are full recourse loans

     d) Directors, of various subsidiary companies, have advances owing to the Group as at March 31, 2000 totaling $182,501. In all cases these Directors were shareholders of the subsidiary prior to acquisition by Brocker Technology Group (NZ) Limited. No interest is charged on the amounts outstanding and the balance is included in other receivables.

     e) During the year to March 31, 2000 payments of $39,186 have been made to Chamberlain Hutchison the Company's Canadian based legal advisor. During the year Andrew Chamberlain, a Principal/Partner of Chamberlain Hutchison, was appointed a Director of the Company.

     f) A number of Group companies transact business with each other on a regular basis. These transactions are entered into on normal commercial terms and are eliminated on consolidation. See Note 13 for Intersegment revenues.

     Unless otherwise stated the maximum amount outstanding during the year was the balance at March 31, 2000 or March 31, 1999.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

12.  EMPLOYEE SHARE OWNERSHIP PLAN

     In November 1996 the Company established a plan to enable a number of senior management employees to acquire stock options in the Company. Brocker Technology Group (NZ) Limited has provided financial assistance to some of these employees to exercise the options offered.

     The loan to each employee is repayable on demand or within 30 days of the individual ceasing to be an employee of the Company or one of its subsidiaries. The beneficial ownership of the shares are held as security over the loan, and the Company retains the right to either sell or cancel the shares to settle any outstanding amounts and the employee may not sell or transfer the shares prior to settlement of the amounts outstanding.

     As at March 31, 2000 the amounts outstanding in respect of these shares amounted to $86,939 ($84,297, 1999) and is included within other receivables. Interest of $11,167 ($13,729, 1999) was charged on these loans during the year. The current market value of the shares held as security is in excess of $2.35million ($600,000, 1999).


     The maximum amount outstanding during the year was $86,939 ($130,855, 1999)

13.  SEGMENTED OPERATIONS

     The Group operates in two geographical segments, New Zealand and Australia. The Canadian operations shown relate to administrative items only.

     The reporting of all business segments is consistent with those reported in the prior year, including Vendor Services and Application Hosting which have been renamed to better reflect the operations of the segments.

     -----------------------------------------------------------------------------------------------
     2000              ($)                 Canada      New Zealand        Australia            Total
     -----------------------------------------------------------------------------------------------
     Sales                                     --       86,851,142       49,471,791      136,322,933
     -----------------------------------------------------------------------------------------------
     Intersegment revenue                      --               --               --               --
     -----------------------------------------------------------------------------------------------
     Net profit/(loss)                         --       (1,000,852)         571,824         (429,028)
     -----------------------------------------------------------------------------------------------
     Depreciation and amortisation             --        1,615,994          166,489        1,782,483
     -----------------------------------------------------------------------------------------------
     Net interest expense                 (67,056)         948,337          241,305        1,122,586
     -----------------------------------------------------------------------------------------------
     Identifiable assets                6,796,721       42,633,492       12,098,342       61,528,555
     -----------------------------------------------------------------------------------------------
     Capital asset expenditure                 --          936,416          150,464        1,086,880
     -----------------------------------------------------------------------------------------------

     -----------------------------------------------------------------------------------------------
     1999             ($)                  Canada      New Zealand        Australia            Total
     -----------------------------------------------------------------------------------------------
     Sales                                     --      109,887,630       23,415,010      133,302,640
     -----------------------------------------------------------------------------------------------
     Intersegment revenue                      --           18,058          (18,058)              --
     -----------------------------------------------------------------------------------------------
     Net profit/(loss)                         --          204,103          310,711          514,814
     -----------------------------------------------------------------------------------------------
     Depreciation and amortisation             --        1,894,449          116,254        2,010,703
     -----------------------------------------------------------------------------------------------
     Net interest expense                      --        1,270,935          138,252        1,409,187
     -----------------------------------------------------------------------------------------------
     Identifiable assets                       --       41,473,664        9,269,733       50,743,397
     -----------------------------------------------------------------------------------------------
     Capital asset expenditure                 --        4,439,113          324,768        4,673,881
     -----------------------------------------------------------------------------------------------

     The Group principally operates in four industry segments, being the divisions by which the Group is managed, as follows:

          o Distribution and sale of computer and telecommunications hardware and software ("Vendor Services");

          o    The hosting of client  hardware and software  services  including
               the   provision  of  technical   support  and  services  for  the
               Technology Industry ("Application Hosting");

          o    Software   application   design  and  development   ("Application
               Development") ; and

          o Provision of professional consulting services ("Professional Services").

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

13.  SEGMENTED OPERATIONS (Continued)

     The   corporate   services   operation   shown   relates  to  the   Group's
     administrative functions in New Zealand, Australia, and Canada.

     ------------------------------------------------------------------------------------------------------------------------
                                Vendor         Application     Application      Professional      Corporate
     2000     ($)              Services          Hosting       Development        Services         Services          Total
     ------------------------------------------------------------------------------------------------------------------------
     Sales                    126,697,563       2,687,771        1,406,155        5,528,550            2,901      136,322,940
     ------------------------------------------------------------------------------------------------------------------------
     Intersegment revenue         673,636         (44,729)          (6,470)        (622,437)              --               --
     ------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)          1,814,532        (154,154)      (1,108,803)        (664,677)        (315,926)        (429,028)
     ------------------------------------------------------------------------------------------------------------------------
     Depreciation and             142,913          50,341          552,218          366,206          670,805        1,782,483
     amortisation
     ------------------------------------------------------------------------------------------------------------------------
     Net interest expense         803,957          43,118          319,984          165,278         (209,751)       1,122,586
     ------------------------------------------------------------------------------------------------------------------------
     Identifiable assets       39,882,005         667,427        1,536,333        2,193,936       17,248,854       61,528,555
     ------------------------------------------------------------------------------------------------------------------------
     Capital asset                 81,880          43,455            9,326          548,342          403,877        1,086,880
     expenditure
     ------------------------------------------------------------------------------------------------------------------------

     ------------------------------------------------------------------------------------------------------------------------
                                Vendor         Application     Application      Professional      Corporate
     1990     ($)              Services          Hosting       Development        Services         Services          Total
     ------------------------------------------------------------------------------------------------------------------------
     Sales                    124,995,192       2,661,745        2,124,378        3,519,855            1,470      133,302,640
     ------------------------------------------------------------------------------------------------------------------------
     Intersegment revenue         465,306         (38,691)         (62,525)        (364,090)              --               --
     ------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)          3,137,297          54,278         (407,056)         (65,010)      (2,204,695)         514,814
     ------------------------------------------------------------------------------------------------------------------------
     Depreciation and
     amortisation               1,257,971          82,843          330,630           37,252          302,007        2,010,703
     ------------------------------------------------------------------------------------------------------------------------
     Net interest expense       1,206,905          33,225          126,465            8,651           33,941        1,409,187
     ------------------------------------------------------------------------------------------------------------------------
     Identifiable assets       49,787,311         532,667          189,390        1,100,084         (866,055)      50,743,397
     ------------------------------------------------------------------------------------------------------------------------
     Capital asset
     expenditure                  835,810         185,184          170,388          126,934        3,355,565        4,673,881
     ------------------------------------------------------------------------------------------------------------------------

     During 2000 the group conducted business with a single customer that accounted for revenue of $23,098,677 ($23,792,150, 1999). This revenue was generated in New Zealand by the Vendor Services segment.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

14.  NOTES TO CASH FLOWS STATEMENT

     a)   Reconciliation of net profit and cash flow from operating activities

                                                                                        2000            1999
                                                                                           $               $
          Net Earnings for the year                                      Note       (429,028)        514,814

          Add/(Less) non cash items:

          Depreciation and amortisation                                            1,782,483       1,273,748
          Depreciation on rental finance liability                          7             --         736,955
          Interest on rental finance liability                              7             --         173,555
          Income on rental finance liability                                7             --        (910,550)
          Loss of associated company                                                  83,180          91,330
          Loss on sale of capital assets                                             443,038          78,808
          Future taxation expense                                                    (20,599)         92,611
          Unrealised exchange (gain)/loss                                                 --         (22,665)


          Impact of changes in working capital items:

          Decrease/(Increase) in accounts receivable and prepayments                 474,427      (8,913,357)
          Increase in taxation receivable                                           (236,427)       (456,569)
          Increase in inventories                                                 (6,144,101)     (5,448,644)
          (Decrease)/Increase in accounts payable,
           financing facility and accrued liabilities                             (1,435,425)     15,771,607
                                                                                 -----------     -----------


          Net cash flow from operating activities                                 (5,482,452)      2,981,643
                                                                                 ===========     ===========

15.  FINANCIAL INSTRUMENTS

     Currency Risk

     The nature of activities and management policies with respect to financial instruments are as follows:

     i)   Currency

          The Group uses a very limited number of forward exchange contracts and currency options to hedge purchases of inventory in foreign currencies. The Group's exchange rate commitments are intended to minimise the exposure to exchange rate movement risk on the cost of the Group's products and on the price it is able to sell those products to its customers. The Group does not use foreign exchange instruments for trading or any other purpose.

          No forward exchange contracts were entered into during the current financial year (nil, 1999).

     ii)  Concentration of credit risk

          In the normal course of business, the Group incurs credit risk from trade debtors and transactions with financial institutions. The Group has a credit policy which is used to manage the risk. As part of this policy, limits on exposure with counterparties have been set and are monitored on a regular basis. Anticipated bad debt losses have been provided for in the allowance for doubtful accounts.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


15.  FINANCIAL INSTRUMENTS (Continued)

          The Group has no significant concentrations of credit risk. The Group does not consider that they require any collateral or security to support financial instruments due to the quality of financial institutions and trade debtors.

    iii)  Interest Rate Risk

          The Group has adopted a policy of ensuring that its exposure to changes in interest rates is on a floating rate basis.

     iv)  Fair Values

          The fair values of the Group's cash accounts and other receivables, bank, indebtedness, accounts payable, accrued liabilities and lease obligations approximate their carrying values given their short term nature. The carrying value of the demand debenture and capital leases, as disclosed in note 8, also approximate their fair value.

16.  COMMITMENTS

     a) Brocker Technology Group (NZ) Limited has entered into a number of acquisitions where the final acquisition price is dependent on the occurrence of future events. This contingent purchase price is calculated based on cash flow earned for a given period, and is settled by way of shares issued but held in escrow.

          Shares are released from escrow based on cash flows, as defined with each party, earned by the subsidiary over a varying number of years following acquisition, being the "earn-out" period.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


16.  COMMITMENTS (Continued)

          As at March 31, 2000 the following earn-outs were in existence.

          Subsidiary                   Acquisition price and earn-out provisions
          ----------                   -----------------------------------------

          -------------------------------------------- -------------------------

          Industrial Communications    Maximum purchase price established and
          Service Limited              shares issued and held in escrow (refer
                                       Note 9). Earn-out based on defined cash
                                       flow earned in financial years ended
                                       March 31, 1998 - 1999.

                                       It is not currently envisaged that any
                                       shares currently held in escrow will be
                                       released in relation to this acquisition.

          -------------------------------------------- -------------------------

          Powercall Technologies       Shares to be held in escrow based on the
          Limited                      lessor of four times the cumulative cash
                                       flow earned for the years ended March 31, 1998 to 2001 or twelve times profit for the year ended March 31, 2001, limited to NZ$20m. Earn-out based on defined cash flow earned in financial years ended
                                       March 31, 1998 - 2002.

          -------------------------------------------- -------------------------

          Easy PC Computer Rentals     Shares to be held in escrow based on cash
          Limited                      flow earned for the year ended March 31,
                                       1998. Earn-out based on defined cash flow earned in financial years ended March 31, 1999 -2000.

                                       It is not envisaged any additional shares will be issued in relation to this acquisition.

          -------------------------------------------- -------------------------

          Pritech Corporation Limited  Shares to be held in escrow based on cash flow earned for the year ended September
                                       30, 1998. Earn-out based on defined cash flow earned in financial years ended September 30, 1999 -2000 (Note 3).

                                       It is not envisaged any additional shares will be issued in relation to this acquisition.

          -------------------------------------------- -------------------------

          1 World Systems Limited      Shares to be held in escrow based on cash
                                       flow earned for the year ended March 31, 1999. Earn-out based on defined cash flow earned in financial years ended March 31, 2001 - 2002 (Note 3).

          -------------------------------------------- -------------------------

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

16.  COMMITMENTS (Continued)

          Based on the latest available information, the directors have estimated that the maximum number of shares that could potentially be issued, including those currently in escrow, under the earn-out agreements referred to in Note 3 and above, is 2.0 million common shares. The number of shares that will ultimately be issued is dependent upon the subsidiaries concerned achieving their respective earn-out criteria.


     b)   Group   companies   operate  from  leased   premises  and  have  other
          obligations under operating leases requiring annual repayments as follows:

               2001                     $931,008
               2002                     $806,187
               2003                     $664,788
               Thereafter               $821,989

17.  CONTINGENT LIABILITIES

     In the general course of business disputes may arise with customers and other third parties. The Directors consider adequate provision has been made for all such instances.

18.  SUBSEQUENT EVENTS

     On June 13, 2000 the Company filed its registration document, form 20-F, with the United States Securities and Exchange Commission as part of its process to obtain a NASDAQ listing.